EXHIBIT 99.1

Thomson StreetEvents℠

Conference Call Transcript

RUBO - Q1 2010 Rubios Restaurants Earnings Conference Call & to discuss Mill Road Capital's acquisition of Rubio's Restaurants

Event Date/Time: May 10, 2010 / 12:30PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Dan Pittard
Rubio's Restaurant, Inc. - President and CEO

Frank Henigman
Rubio's Restaurant, Inc. - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Ian Corydon
B. Riley & Co. - Analyst

PRESENTATION

Operator

Good morning, everyone, and thank you for participating in today's conference call to discuss Rubio's Restaurants financial results for the first quarter ended March 28, 2010. Joining us today are Mr. Dan Pittard, Rubio's Restaurants President and CEO, and Mr. Frank Henigman, the Company's Senior Vice President and Chief Financial Officer.

Before we begin today's call, I would like to take a moment to read the Company' Safe Harbor statement. Some of the statements made during this call may contain forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections and any projections involve judgment and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now which is subject to change.

Actual results may differ substantially from any such forward-looking statements as a result of various factors, many of which are beyond the Company's control, including among others the Company's comparable store sales results and revenues; the adverse effect of the significant downturn in the economy; (technical difficulty) the economy has on the spending and dining out frequency of the Company's customers; the Company's product. labor expenses and other restaurant costs; the success of the Company's promotions, new product offerings and marketing strategies; the Company's ability to recruit and retain qualified personnel; adverse effects of weather and natural disasters; the adequacy of the Company's reserves related to closed stores or stores to be sold; increased depreciation or asset write-downs; the Company's ability to manage ongoing and unanticipated costs, such as costs to comply with regulatory compliance and litigation costs; the Company's ability to implement a franchise strategy; an ability to open additional restaurants in the coming periods that satisfy the Company's revenue objectives; the Company's ability to finalize the settlement of the wage and class-action lawsuits filed in California; and the effects of ever-increasing competition.

These and other factors can be found in the Company's filings with the SEC, including without limitation in the risk factors section of the Company's most recent annual report on Form 10-K The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

I would now like to remind everyone that the webcast of this call will be available for replay in the investor relations section of Rubio's website at www.rubios.com.

Now I would like to turn the call over to Rubio's President and CEO, Mr. Dan Pittard. Sir, please proceed.

Dan Pittard - *Rubio's Restaurant, Inc. - President and CEO*

Thank you, Steve, and good morning, everyone. Thank you for joining us today to discuss our recent results. This morning we issued a press release announcing a definitive agreement under which Mill Road Capital will acquire all of the outstanding shares of Rubio's Restaurants in a cash merger transaction and our financial results for the first quarter ended March 28, 2010.

I will first review the merger agreement and then Frank Henigman, our CFO, and I will review the first-quarter results and outlook for 2010.

We are pleased to announce that we have entered into a definitive merger agreement with affiliates of Mill Road Capital L.P., a Connecticut-based private investment firm under which an entity controlled by Mill Road will acquire all the outstanding shares of the Company in a cash merger transaction. Pursuant to the terms of the definitive merger agreement, the outstanding shares of common stock of Rubio's will be acquired for $8.70 per share. The aggregate transaction value is approximately $91 million.

The Special Committee of the Board of Directors of Rubio's has unanimously recommended this transaction and the transaction has been unanimously approved by Rubio's Board of Directors. The merger is subject to the customary closing conditions including the approval of Rubio's stockholders and regulatory approvals, and is expected to close during the third quarter of 2010.

Ralph Rubio, Dan Pittard, and Rosewood Capital, who collectively own approximately 24% of the outstanding shares of Rubio's, have each entered into voting agreements in which they have committed to vote in favor of the proposed merger transaction. In addition, Mill Road Capital L.P. currently owns approximately 4.9% of the outstanding shares.

This transaction is the culmination of a careful consideration of a full range of strategic alternatives by a Special Committee of the Board of Directors of Rubio's. We are pleased to have reached this agreement with Mill Road Capital, which creates substantial value for our stockholders.

This transaction represents a premium of 14% over the closing price of Rubio's common stock on May 7, 2010 of $7.66, a premium of approximately 17% of its closing price of $7.41 on October 29, 2009, the last trading day before we announced we were exploring strategic alternatives and a premium of approximately 45% over the closing price of $6 on October 14, 2009, the last trading day prior to the announcement of an unsolicited indication of interest by Alex Meruelo and his affiliates and Lavine Leichtman Capital Partners IV, L.P. to acquire Rubio's.

Mill Road's desire to add Rubio's to its portfolio underscores our strategy within Fast Casual, which continues to be the fastest growing segment of the restaurant industry. Mill Road expands our potential resources in terms of both financial strength and industry knowledge. I am confident that this combination will create opportunities for our employees and position us well for the future.

Now turning to a few key highlights for Rubio's here in the first quarter, improved restaurant operating margins of 16.6% resulted in record adjusted EBITDA for a first quarter and drove net income growth of 50%. On a trailing 12-month basis after adding back nonrecurring charges, our adjusted EBITDA is a record $13.5 million. We feel these results speak to the strength of our concept within Fast Casual.

I am particularly pleased with our results given that many of our markets are still experiencing unemployment levels that are much higher than the national average. Frank will address this later in the call.

As we move through 2010, we continue to execute our winning strategy that implements a value proposition with unique great tasting food and a menu selection priced below casual dining while providing an attractive casual ambience. Our market research confirms our guests understand this strategy and we continue to believe we are well positioned to build our customer base as the economy improves.

Now before I provide further comment, I would like to turn the call over to our CFO, Frank Henigman, who will take us through the details of our financial results for the first quarter. Afterwards I will return to discuss additional highlights and how we plan to continue to build shareholder value in 2010. Finally, we will open the call to some questions. Frank?

Frank Henigman - ***Rubio's Restaurant, Inc. - SVP and CFO***

Thanks, Dan, and good morning, everyone. As Dan mentioned, in Q1 of this year, we achieved another quarter of record adjusted EBITDA and grew our net income 50% in what appears to be an improving economy. These results were fueled by improved restaurant operating margins of 16.6%, which were driven by decreased quarter-over-quarter food, advertising, and utilities costs.

In terms of topline performance, our revenues in the first quarter totaled $46.7 million and represented an increase of 1% over Q1 of last year as sales from new units more than offset a 1.8% decrease in comparable store sales. The comp sales decrease was comprised of a 4% decline in transactions, offset by a 2.3% average check increase.

Looking a little deeper at the Q1 comp performance, January created was particularly difficult as we rolled over a 6.2 positive comp in Q1 '09 that was aided by a highly successful Chargers/Cardinals playoff promotion where we gave away free fish tacos to fans and received extensive local television news coverage.

On top of the tough comparison, the extremely heavy rains in California of January of this year hurt comp sales as well. As a result, we comped negative 5.9% in the four-week January period. During the subsequent nine weeks of Q1, however, with normalized weather and sales comparisons, we were virtually flat as we comped negative 0.1%.

Despite an economy that is showing signs of improvement, we are still operating in many markets with significantly higher unemployment levels versus the March national rate of 9.7%. More specifically according to the latest data from the Bureau of Labor Statistics, preliminary March unemployment figures in Los Angeles, San Diego, and Sacramento were 12.3%, 13.1%, at 11% respectively.

While we were encouraged by recent positive economic news, we believe that many of our markets remain weak and that that is negatively impacting sales trends versus our competitors with more diverse geographic penetration.

Moving down the P&L, our net income in Q1 was $367,000 or $0.04 per share and included nonrecurring expenses associated with the evaluation of strategic alternatives of $170,000 or a tax affected $0.01 per share. Net income before these expenses was $485,000 or $0.05 per share. This compares to net income of $245,000 or $0.02 per share in the same year ago quarter.

We followed our record adjusted EBITDA achieved in fiscal 2009 with another strong quarter. Adjusted EBITDA was $3.3 million or $0.32 per diluted share in the first quarter versus $3.2 million or $0.32 per diluted share the same year-ago period. Excluding the aforementioned $170,000 in nonrecurring expenses, adjusted EBITDA was $3.5 million or $0.34 per diluted share, up 7% from Q1 '09.

As I mentioned earlier, Q1 restaurant operating margins were a solid 16.6% as compared to 15.7% in Q1 '09 and were driven by decreased quarter-over-quarter food advertising and utilities costs.

Taking a closer look at the components of restaurant operating margins, cost of sales for the first quarter was 25.4% of restaurant sales compared to 26.9% in Q1 '09. The 150 basis point decline was due to lower ingredient costs as well as tighter food cost management.

Restaurant labor as a percentage of sales increased to 33.5% in the first quarter as compared to 32.9% in Q1 '09. The 60 basis point increase was primarily attributable to increased workers' compensation costs. While overall claims were down, the claims mix was unfavorable as we experienced an increase in major claims which made it necessary to increase our reserves. In late Q1 of this year, we rolled out an enhanced safety program in order to address this issue head on.

Also concerning the labor expense line, we have had some inquiries regarding the impact of the recent healthcare legislation. We have conferred with our insurance broker on this and don't believe there's a material impact to us until 2014 if any at all. We expect there will be extensive debate and likely revisions before 2014, so it's very difficult to make a realistic projection of the future impact at this time.

Despite the minor setback on the labor line, we remain pleased with the Q1 prime cost performance of 58.9% versus 59.8% in Q1 '09.

Moving on to restaurant occupancy and other costs as a percentage of sales for the first quarter, they increased slightly to 24.5% as compared to 24.4% in Q1 '09. The 10 basis point increase was due to higher rent and cam charges, which was partially offset by lower unit operating expenses including repairs and service contracts. We placed a significant focus on reducing R&M and service contracts expense in 2010 and thus far the effort is paying off.

General and administrative expenses for the quarter were slightly above the forecast of $4.3 million to $4.5 million that we provided during our fourth-quarter call, coming in at $4.6 million or 9.8% of revenues compared to $4.1 million or 8.9% of revenues in Q1 '09. The delta between forecast and actual was due to increased incentive compensation accruals resulting from the record adjusted EBITDA performance as well as legal and professional fees associated with the ongoing process of evaluating strategic alternatives.

As a percentage of sales, G&A expenses before the nonrecurring expenses mentioned above were 9.5% of sales. Our G&A forecast for Q2 is in the $4.9 million $5.1 million range, including additional costs for the strategic alternatives evaluation process, and for the year, we expect G&A to be between 9.7% and 9.9% of sales.

To summarize, before nonrecurring charges, Q1 2010 adjusted EBITDA and EPS were $3.5 million and $0.05 respectively as compared to Q1 '09 performance of $3.2 million and $0.02. So we are very pleased with the quarter-over-quarter improvement given the still difficult environment especially in the markets where we operate.

Briefly closing with the balance sheet, it remained strong as we ended Q1 with $8.3 million in cash and no debt. Regarding our line of credit, we renewed our $5 million revolving facility with Pacific Western Bank for a 15-month period at very favorable terms. We opted not to renew the $15 million CapEx facility pending the outcome of the proposed merger.

This completes our financial presentation. I will now turn the call back over to Dan. Dan?

Dan Pittard - ***Rubio's Restaurant, Inc. - President and CEO***

Thank you, Frank. Now that Frank has covered our performance for Q1, I will review our outlook for the Company. In our last call, I gave you four reasons why we believe Rubio's can achieve performance that will rank among the top in the industry. I want to drive home these reasons once again.

They are, number one, Rubio's is well positioned to ride out a slow jobs recovery and we have aggressively pursued opportunities to take advantage of the weak economy. Number two, we compete in Fast Casual, the most attractive segment of the restaurant industry.

Number three, we have a winning strategy that gives us a competitive advantage for our targeted segment. And number four, we finished fiscal 2009 with record adjusted EBITDA.

We certainly believe the first three reasons are still true and compelling and of course as mentioned earlier, we finished Q1 of this year in a trailing 12 months with record adjusted EBITDA. So we remain in a strong position to take advantage of even modest improvement in employment and consumer spending.

Also of note given our focus on the Fast Casual segment, Rubio's was named number five among the top 100 movers and shakers of the Fast Casual segment.

Finally, we have fixed contracts covering most of our ingredients for the balance of the year and don't expect a material increase in food costs. These contracts combined with our excellent systemwide food and labor cost management and other tight cost controls supports our expectation to maintain our improved restaurant operating margins.

Regarding our same-store sales thus far in Q2, we are at a negative 2.8% through May 5. We were impacted by a negative 6.3% comp in the first week of the quarter where we had an unfavorable comparison relating to the timing of Good Friday and Easter Sunday.

Now we turn to the economic outlook for the remainder of 2010 and beyond. As you probably know, Rubio's operates in five Western states, many of which were hardest hit by the recession. Based on our review of economic forecasts for our key markets, we believe employment is near if not at the bottom.

In California, the Anderson School at UCLA released a forecast near the end of Q1 that predicts unemployment in California. Currently at 12.5%, we will fall slowly through the balance of the year and should average 11.8% for 2010. Real income growth is forecasted to be 1.3% in 2010 and 3.7% and 4.5% in 2011 and 2012 respectively.

In the Arizona Department of Commerce's annual forecast at the end of April, they projected a gradual recovery in [nonfarm] jobs with slowing losses in 2010 and a slight gain in 2011. In 2010, the rate of loss projected for total nonfarm employment is 2.1%, with an increase of 1% in 2011.

In the remaining markets, the outlook is mixed. While Utah and Colorado have unemployment below the national average, the projections we have seen show unemployment is expected to increase this year. Nevada continues to struggle with their 13.7% unemployment rate but is expected to turn when consumer spending returns.

So we continue to face markets with high unemployment. Fortunately, we are encouraged to see some indicators pointing to rising personal income in California, where three-fourths of our restaurants are located. As most of you know, the best indicator of restaurant sales growth is growth in personal income.

In addition, we will be rolling over softer comps in the latter half of 2010, so we expect to improve our same-store sales in the second half of the year. Further, given our pristine balance sheet with no debt, we are in a very strong position to take advantage of the improvement in personal

income. We are aggressively looking at prime sites to open new restaurants and expect to open 15 to 18 this year depending on how many of these prime sites we find.

Due to the difficult conditions in commercial real estate, we are seeing fewer prime sites available this year. While there are many sites available, when we evaluate them, most don't meet our criteria for a prime site.

In summary, we are pleased with our record first quarter and trailing 12 months adjusted EBITDA given the difficult economic environment in our key markets. Also we believe we are well positioned for guests who are more frugal and are still experiencing the quote great recession.

Finally, our tight cost controls should position us to continue to achieve excellent flow-through to the bottom line.

Now I would like to open the call up to your questions. Steve?

QUESTION AND ANSWER

Operator

(Operator Instructions) Ian Corydon, B. Riley & Co.

Ian Corydon - *B. Riley & Co. - Analyst*

Thank you. Is the Mill Road deal subject to financing or is that in place already?

Dan Pittard - *Rubio's Restaurant, Inc. - President and CEO*

No, there is no -- the financing is in place.

Ian Corydon - *B. Riley & Co. - Analyst*

Okay, great. And then last question, could you just repeat the commentary on same-store sales quarter to date?

Dan Pittard - *Rubio's Restaurant, Inc. - President and CEO*

We are negative 2.8 through May 5. But we started the quarter with a negative 6. -- I have to go back a little -- 6.3 because the shift in the timing of Easter and Good Friday versus last year.

Ian Corydon - *B. Riley & Co. - Analyst*

Got it, thank you.

Operator

(Operator Instructions) There are no further questions in queue at this time, so that concludes our question-and-answer session. I would now like to turn the call back over to Mr. Pittard for closing remarks.

Dan Pittard - *Rubio's Restaurant, Inc. - President and CEO*

Thank you, Steve. Thanks, everyone, for listening in.

Operator

Thank you, ladies and gentlemen, for joining us today for our presentation. This concludes today's call. You may now disconnect. Good day.

Important Additional Information

All parties desiring details regarding the transaction are urged to review the definitive agreement when it is available on the Securities and Exchange Commission's, or SEC's website at www.sec.gov. In connection with the proposed transaction, Rubio's will file with the SEC a proxy statement, and Rubio's plans to file with the SEC other documents regarding the proposed transaction. **INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.** Shareholders will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) filed with the SEC from the SEC's website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Rubio's Restaurants, Inc., Attention: Frank Henigman, 1902 Wright Place, Suite 300, Carlsbad, CA 92008, or from Rubio's website, www.rubios.com. Rubio's and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from stockholders of Rubio's in favor of the proposed merger. Information regarding Rubio's directors and executive officers is contained in Rubio's Form 10-K filed with the SEC on March 26, 2010, as amended by the Form 10-K/A filed with the SEC on April 26, 2010. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC (when available).

Forward-Looking Statements

This document contains certain forward-looking statements about Rubio's that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the merger due to the failure to satisfy the other conditions to completion of the merger; (3) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (4) other risks that are set forth in the "Risk Factors," "Legal Proceedings" and "Management Discussion and Analysis of Results of Operations and Financial Condition" sections of Rubio's SEC filings. Many of the factors that will determine the outcome of the merger are beyond Rubio's ability to control or predict. Rubio's undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.